News Release

Milacron Shareholders Approve
1-for-10 Reverse Stock Split

CINCINNATI, Ohio – May 3, 2007...Shareholders of Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, voted yesterday at the annual meeting to approve a 1-for-10 reverse stock split of both the company’s common stock and 4% preferred stock.

Currently Milacron has approximately 56 million shares of common stock outstanding. Upon completion of the reverse stock split, the company will have approximately 5.6 million common shares outstanding. Including Milacron’s 6% convertible preferred stock on an “as converted” basis, Milacron has approximately 113 million fully diluted shares, which will become approximately 11.3 million shares. There are 60,000 shares of 4% preferred stock outstanding, which will become 6,000 shares. Common stockholders otherwise entitled to receive fractional shares as a result of the reverse stock split will receive a cash payment in lieu thereof. Fractional shares of Milacron’s 4% preferred stock will be issued to qualified holders.

The purpose of the reverse stock split is to increase the market price of Milacron’s common shares in order to comply with the minimum share price rule of the New York Stock Exchange. It will likely take up to two weeks to complete the necessary filings to effect the split.

At the annual meeting, shareholders elected Donald R. McIlnay, senior vice president, president Industrial Tools Group and Emerging Markets of The Stanley Works, a director to a three-year term. The following directors, nominated by Glencore Finance AG, the majority holder of Series B 6% preferred stock, were elected: Steven N. Isaacs, chairman and managing director of Glencore; Mark R. Jacobson, managing partner of Ethemba Capital LLP; Eric Schneider, president and chief executive officer of Redwood Custom Communications Inc.; Thomas T. Thompson, former managing director and partner of Imperial Capital; and Brent C. Williams, managing director of Chanin Capital. In addition, shareholders ratified the appointment of Ernst & Young LLP as independent auditors of the company for fiscal year 2007.

Final, certified vote counts will be posted on Milacron’s website as soon as they are available and will be included in the company’s 10-Q filing for the second quarter.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

Contact: Al Beaupre 513-487-5918 albert.beaupre@milacron.com

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